PRESS RELEASE

                                                 Contact:    Joseph Kliminski
                                                             President
                                                             ASB Holding Company
                                                             (973) 748-3600
ASB Holding Company
American Savings Bank of NJ
365 Broad Street
Bloomfield, NJ  07003-2798

OTC Electronic Bulletin Board "ASBH"

                                                           For Immediate Release
                                                           November 16, 2004

                               ASB HOLDING COMPANY
              ANNOUNCES IMPROVED ANNUAL EARNINGS AND CASH DIVIDEND

         Bloomfield, New Jersey -- November 16, 2004 -- Joseph Kliminski, President of ASB Holding Company (the "Company"), the holding company of
American Savings Bank of NJ (the "Bank") and ASB Holding Company, announced today that the Company's Board of Directors has declared a special cash dividend of $0.75 per share to stockholders of record as of December 6, 2004 payable on or about December 20, 2004. Seventy percent of the stock of the Company is owned by American Savings, MHC, a Federal mutual holding company (the "MHC"). This is the Company's first dividend since completing its minority stock offering on October 3, 2003.

         Mr. Kliminski indicated that the cash dividend is being paid to provide a return to stockholders, after considering the equity and profitability of the Company and the Bank. The payment of future dividends will be subject to the Board's periodic review of the financial condition, earnings, and capital requirements of the Company and the Bank.

         The Company also announced earnings of $2,162,000 for the year ended September 30, 2004, up $759,000 or 54.1% from $1,403,000 for the year ended
September 30, 2003. At September 30, 2004, the Company had total assets and stockholders' equity of approximately $424.9 million and $39.3 million, respectively. At September 30, 2004 the Company had total deposits of approximately $322.7 million and $309.0 million of loans, net. American Savings Bank is a federally chartered stock savings bank which conducts its business from its main office in Bloomfield, New Jersey and one branch office in Cedar Grove, New Jersey. The Company's common stock is traded on the OTC Bulletin Board under the symbol "ASBH."

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.